News Announcement

CONTACT:
Richard E. Gaetz, President/CEO Kevin Glass, VP Finance/CFO Vitran Corporation Inc 416/596-7664	Robert L. Rinderman Purdy Tran Jaffoni & Collins Incorporated 212/835-8500 or VVN@jcir.com

FOR IMMEDIATE RELEASE

VITRAN UPDATES INVESTORS ON EXPECTED IMPACT OF
RECENTLY SETTLED CN RAIL STRIKE, AND
PROVIDES EARNINGS GUIDANCE FOR Q1 AND FULL YEAR 2004

TORONTO, ONTARIO (March 22, 2004) — Vitran Corporation Inc. (TSX:VTN.A, AMX:VVN), a North American transportation and logistics firm, today quantified the expected impact of the Canadian National Railway Company (CN) strike on the Company’s 2004 first quarter operating results, and provided earnings guidance for the 2004 first quarter and full year.

Impact of CN Strike

With CN recently coming to terms with its employees, which ended the strike that had begun February 20th, Vitran is now in a position to more accurately estimate the financial impact of this one-time event.

The negative impact on first quarter revenue is estimated to be approximately $1.3 million to $1.6 million and the negative impact on income from operations is expected to be in the range of $1.2 million to $1.5 million. Q1 and full year diluted earnings per share will be negatively impacted by approximately $0.07 to $0.09. The adverse impact noted above includes the expected challenges during the coming week as CN gets its operations back to normal.

Rick Gaetz, Vitran President and CEO, stated, “I am very proud of the efforts of our employees to keep freight moving and to minimize the impact of the CN strike on our customers. From a financial perspective, the biggest challenge has been increased costs arising from significant driver delays at all CN intermodal yards, combined with a shift of certain business to our higher cost highway operation.”

Earnings Guidance

The Corporation expects diluted earnings per share for Q1 2004 to be in the range of $0.07 to $0.09 and diluted earnings per share for the full 2004 calendar year to be in the range of $0.92 to $1.00. Were it not for the impact of the CN strike, it is expected that diluted earnings per share for the first quarter would have been in the range of $0.14 to $0.18, and diluted earnings per share for 2004 would have been between $0.99 and $1.09. These earnings per share amounts include the dilutive impact of Vitran’s 2.3 million share offering completed in December 2003.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (TSX:VTN.A, AMX:VVN), visit the website at www.vitran.com.

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